Exhibit 10.8

STOCKHOLDERS AGREEMENT

by and between

NEP GROUP, INC.

and

CRESTVIEW NEP, L.P.

Dated: [●], 2015

Exhibit A	Amended and Restated Certificate of Incorporation of the Company
Exhibit B	Amended and Restated By-laws of the Company
Exhibit C	Form of Joinder to Stockholders Agreement

(i)

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [●], 2015 (the “Effective Date”), by and between NEP Group, Inc., a Delaware corporation (the “Company”), and Crestview NEP, L.P., a Delaware limited partnership (“Crestview”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Crestview and the Company are party to a Stockholders Agreement, dated as of December 24, 2012 (the “Pre-IPO Stockholders Agreement”); and

WHEREAS, in connection with the consummation of the initial public offering of the common stock, par value $0.01 per share, of the Company (the “Common Stock” and, such offering, the “IPO”), the Pre-IPO Stockholders Agreement will terminate automatically and Crestview and the Company have determined that it is in the best interest of the Company and Crestview to enter into a new stockholders agreement, in its entirety as set forth herein, concurrently with such termination.

NOW THEREFORE, the parties hereby agree, effective as of the Effective Date, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement and any Schedules and Exhibits that may be attached to this Agreement, the following definitions shall apply:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “affiliated” shall have the correlative meaning. For purposes of this Agreement, no portfolio company of any Affiliate of Crestview shall be deemed or treated as an Affiliate of the Company.

“Agreement” has the meaning set forth in the preamble.

“Applicable Governance Rules” means applicable federal and state securities Laws and the rules of the NYSE relating to the Board and the corporate governance of the Company, including Rule 10A-3 of the Exchange Act and Rule 303A of the NYSE Listed Company Manual.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Charter” means the Amended and Restated Certificate of Incorporation and By-laws of the Company, as the same may be amended, supplemented and/or restated from time to time, copies of which (as in effect on the IPO Date) are attached hereto as Exhibit A and Exhibit B, respectively.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding Law).

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 5.8.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Crestview” has the meaning set forth in the preamble.

“Crestview Designee” has the meaning set forth in Section 2.1(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding Law).

“Director” means any of the individuals elected or appointed to serve on the Board.

“Effective Date” has the meaning set forth in the preamble.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding Law).

“Fund Indemnitors” has the meaning set forth in Section 5.18(b).

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Indemnified Liabilities” has the meaning set forth in Section 5.18(a).

“Indemnified Parties” has the meaning set forth in Section 5.18(a).

“Initial Crestview Directors” has the meaning set forth in Section 2.1(d).

“Initial Non-Crestview Directors” has the meaning set forth in Section 2.1(d).

“IPO” has the meaning set forth in the recitals.

“IPO Date” means the date on which the IPO is consummated.

“IPO Registration Statement” means the registration statement on Form S-1 (File No. 333-205344), as amended, filed under the Securities Act with respect to the IPO.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action” has the meaning set forth in Section 5.10.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“NYSE” means the New York Stock Exchange or other stock exchange or securities market on which Shares are at any time listed or quoted.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-IPO Stockholders Agreement” has the meaning set forth in the recitals.

“Proceeding” has the meaning set forth in Section 5.18(a).

“Requisite Investor Approval” means, for so long as Crestview and its Affiliates hold a number of Shares representing at least 50% of the issued and outstanding Shares, the approval of Crestview. At such time as Crestview or its Affiliates no longer hold a number of Shares representing at least 50% of the issued and outstanding Shares, any action requiring “Requisite Investor Approval” shall be determined by the Company or the Board in accordance with applicable law.

“SEC” means the Securities and Exchange Commission, or any successor agency.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding Law).

“Shares” means any shares of Common Stock of the Company and shall also include any capital stock issued in respect of or in exchange for Shares, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Specified Directors” has the meaning set forth in Section 5.18(b).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Transfer” means, as a noun, any direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), voluntarily or involuntarily, offer, sale, gift, exchange, pledge, hypothecation, encumbrance, grant of a security interest in, transfer, assignment or other disposal and, as a verb, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), voluntarily or involuntarily, to offer, sell, give, exchange, pledge, hypothecate, encumber, grant a security interest in, transfer, assign or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Voting Power” means the aggregate number of votes authorized by the Company’s Amended and Restated Certificate of Incorporation, as it may be amended, supplemented or restated from time to time, to be cast in the election of Directors by the holders of all outstanding Voting Securities of the Company.

“Voting Securities” means any Equity Securities of the Company that vote generally in the election of Directors (or similar body).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;

(b) all accounting terms not otherwise defined herein have the meanings assigned under the United States generally accepted accounting principles and practices in effect from time to time;

(c) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e) the word “or” is not exclusive and whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(g) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Board of Directors.

(a) Size. The Board shall initially consist of nine (9) Directors. The Board may increase or decrease the number of Directors, subject to the rights of Crestview under this Agreement and Applicable Governance Rules.

(b) Composition. Subject to Section 2.1(a), for so long as Crestview and its Affiliates hold a number of Shares representing at least the percentage of the issued and outstanding Shares shown below, Crestview shall be entitled to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected the number of individuals designated by Crestview (each, a “Crestview Designee”) that, if elected, will result in Crestview having a number of Directors serving on the Board equal to at least the percentage shown below:

Percent of Issued and Outstanding Shares	Percentage of the Board
50% or greater	50%
Less than 50% but greater than or equal to 35%	40%
Less than 35% but greater than or equal to 20%	30%
Less than 20% but greater than or equal to 10%	20%
Less than 10% but greater than or equal to 5%	10%

For purposes of calculating the number of Directors that Crestview is entitled to designate pursuant to this Section 2.1(b), any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., 20% of a nine (9) member Board shall equate to two (2) Directors) and any such calculations shall be made after taking into account any increase in the size of the Board. Upon any decrease in the number of Directors that Crestview is entitled to designate for election to the Board, promptly following the Company’s request, Crestview shall take all necessary action to cause the appropriate number of Crestview Designees to offer to tender resignation. If such resignation is then accepted by the Board, the Company and Crestview shall cause the authorized size of the Board to be reduced accordingly unless the Company determines not to reduce the authorized size of the Board.

(c) Chairman. For so long as Crestview and its Affiliates hold a number of Shares representing at least 30% of the issued and outstanding Shares, Crestview shall have the right to appoint any Director as the Chairman of the Board.

(d) Nominations. The initial Director nominees of Crestview shall be Jeffrey Marcus, Brian Cassidy and Katherine Chung (collectively, the “Initial Crestview Directors”) and the remaining initial Directors of the Company shall be Kevin Rabbitt, Mark Patricof, Kenneth Schanzer, Debra Honkus, Hank Ratner and Howard Liszt (collectively, the “Initial Non-Crestview Directors”), none of whom is a nominee of Crestview. With respect to any Director to be nominated by Crestview, other than the Initial Crestview Directors listed above, Crestview shall nominate such Director or Directors by delivering to the Company a written statement at least (i) ten (10) days following its receipt of written notice from the Company to Crestview notifying Crestview of the setting of the date of the first annual meeting after the IPO Date, in the case of the first annual meeting after the IPO Date, and (ii) sixty (60) days prior to the one year anniversary of the preceding annual meeting, in the case of subsequent annual meetings, nominating such Director or Directors and setting forth such Director’s or Directors’ business address, telephone number, facsimile number and e-mail address; provided, that if Crestview shall fail to deliver such written notice, Crestview shall be deemed to have nominated the Director(s) previously nominated (or designated pursuant to this Section 2.1(d)).

(e) Right to Delegate; Committees. The Company shall establish and maintain an audit committee and a compensation committee of the Board, as well as such other Board committees as the Board deems appropriate from time to time or as may be required by Applicable Governance Rules. The committees shall have such duties and responsibilities as are customary for such committees, subject to the provisions of this Agreement and Applicable Governance Rules. Subject to Applicable Governance Rules (which, with respect to the compensation committee, shall include Section 162(m) of the Code (and the regulations promulgated thereunder) and Rule 16b-3 under the Exchange Act), Crestview shall have the right to have a representative appointed to serve on each committee of the Board for so long as Crestview has the right to designate at least one (1) Crestview Designee.

(f) Removal. Directors shall serve until their resignation or removal or until their successors are elected. No Director nominated by Crestview shall be required to resign or be removed from the Board or any committee thereof as a result of a decrease in the size of the Board or any committee thereof. If, in the opinion of counsel, a Crestview Designee may not continue to serve on any committee of the Board as a result of Applicable Governance Rules, the Crestview Designee shall be removed from such committee.

(g) Vacancies. If a Director who was nominated by Crestview pursuant to Section 2.1(b) or (d) dies, is unwilling or unable to serve as a Director or Board committee member or is otherwise removed or resigns from either such office, and, in each case, if at the time Crestview is entitled to nominate a person to fill such vacancy in accordance with Section 2.1(b) or Section 2.1(e), respectively, then Crestview may promptly nominate a successor to such Director or Board committee member, in accordance with this Section 2.1. The Company shall take such other actions as may be necessary in order to ensure that such successor is elected to the Board or to such Board committee as promptly as practicable. If a Director who was not nominated by Crestview pursuant to Section 2.1(b) or (d) dies, is unwilling or unable to serve as a Director or Board committee member or is otherwise removed or resigns from either such office, or if a vacancy on the Board or a Board committee otherwise occurs when Crestview is not entitled to nominate a successor pursuant to Section 2.1(b) or Section 2.1(e), such vacant position shall be filled by the Board in accordance with the Charter and this Agreement.

Section 2.2 Conflicting Charter Provisions. The Company shall take all actions necessary to ensure that the Charter facilitates, and does not at any time conflict with, any provision of this Agreement.

Section 2.3 Controlled Company.

(a) Crestview and the Company agree and acknowledge that, by virtue of Crestview’s Voting Power of more than 50% of the total Voting Power outstanding as of the IPO Date, the Company qualifies as of the IPO Date as a “controlled company” within the meaning of Section 303A of the NYSE Listed Company Manual.

(b) For so long as the Company qualifies as a “controlled company” for purposes of the NYSE rules, the Company will elect to be a “controlled company” for purposes of the NYSE rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Company ceases to qualify as a “controlled company” for purposes of the NYSE rules, the Company will take whatever actions may be reasonably necessary, if any, to cause the Company to comply with the NYSE rules as then in effect.

ARTICLE III

CONSENT AND INFORMATION RIGHTS

Section 3.1 Consent Rights. The Company shall not take any of the following actions without prior Requisite Investor Approval:

(a) Any transactions or series of related transactions (i) in which any Person or Persons (other than Crestview) acquires in excess of 50% of the then outstanding shares of any class of capital stock (or equivalent) of the Company (whether by merger, consolidation, sale or transfer of partnership interests, tender offer, exchange offer, reorganization, recapitalization or otherwise) or (ii) following which any Person or Persons (other than Crestview) have the direct or indirect power to elect a majority of the members of the Board;

(b) Any transaction or series of related transactions involving the sale, lease, exchange or other disposal by the Company of any of its assets for consideration having a fair market value (as reasonably determined by the Board) in excess of $30.0 million;

(c) Any transaction or series of related transactions involving the purchase, rent, license, exchange or other acquisition by the Company of any assets (including securities) for consideration having a fair market value (as reasonably determined by the Board) in excess of $30.0 million;

(d) The hiring or termination of the Chief Executive Officer of the Company;

(e) (A) Any incurrence of indebtedness by the Company in excess of $25.0 million, other than the incurrence of indebtedness under a revolving credit facility in existence on the date of this Agreement or the refinancing of such existing revolving credit facility in an aggregate amount not in excess of the borrowing capacity under such facility on the date of this Agreement, or (B) the making of any loan, advance or capital contribution to any Person by the Company in excess of $25.0 million, provided, that prior Requisite Investor Approval shall be required for any loan, advance or capital contribution by the Company to any Director, officer of the Company or other individual in excess of $1.0 million;

(f) Any authorization or issuance of Equity Securities of the Company or its direct or indirect Subsidiaries other than pursuant to any equity incentive plans that have been approved by “Requisite Investor Approval”;

(g) Any amendment of the Charter; or

(h) Any increase or decrease in the size of the Board.

Section 3.2 Information Rights.

(a) Information Rights. At the request of Crestview, the Company shall deliver to Crestview the following:

(i)	As soon as available after the end of each monthly accounting period, a copy of the unaudited monthly management report, which shall include the unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries, if any;

(ii)	As soon as practicable following Board approval, a copy of the annual strategic plan and budget of the Company; and

(iii)	With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by Crestview.

(b) The Company will (and will cause its Subsidiaries to) give (i) Crestview and (ii) with the reasonable advance notice to, and the reasonable consent of, the Company (such consent not to be reasonably withheld, conditioned or delayed), Crestview’s outside accountants, auditors, legal counsel and other authorized representatives and agents, (A) reasonable access during reasonable business hours to the properties, assets, books, contracts, commitments, reports and records of the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries and copies of any work papers relating thereto as such Persons shall from time to time reasonably request; and (B) reasonable access during reasonable business hours to the Company, its Subsidiaries and their respective employees as may be necessary or useful to such Persons in their reasonable judgment in connection with their review of the properties, assets and business of the Company and its Subsidiaries and the above-mentioned documents, records and information.

ARTICLE IV

TRANSFERS

Section 4.1 Transferee Stockholders. Crestview and each of its Affiliates may Transfer its Shares without any restrictions under this Agreement, subject to compliance with applicable federal and state securities Laws; provided, that, in the case of an Affiliate of Crestview, Crestview may, in its sole discretion, require such Transferee to execute and deliver to the parties hereto a joinder in the form attached hereto as Exhibit C agreeing to be bound by the terms and provisions of this Agreement applicable to the Transferor and to assume all of the Transferor’s then existing and future rights and Liabilities arising under or relating to this Agreement.

Section 4.2 Legend.

(a) In addition to any other legend that may be required, each certificate representing a Share that is issued to Crestview, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”

(b) If any Shares shall be either (i) disposed of pursuant to a registration statement that has been declared effective by the SEC or (ii) sold under circumstances in which all of the applicable conditions of Rule 144 are met, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Shares without the legend required by Section 4.2(a) endorsed thereon.

ARTICLE V

GENERAL

Section 5.1 Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of the Company, a copy of which (as in effect on the IPO Date) is attached hereto as Exhibit A, as may be amended, supplemented and/or restated from time to time, shall provide (a) until Crestview and its Affiliates cease to beneficially own, in the aggregate, at least fifteen percent (15%) of the outstanding Voting Securities, that the Company elects not to be governed by Section 203 of the DGCL and (b) for a renunciation of corporate opportunities presented to Crestview (and its Affiliates and Director nominees) to the extent permitted by Section 122(17) of the DGCL and substantially on the terms and conditions set forth in Exhibit A.

Section 5.2 Amendments; Waivers. The terms and provisions of this Agreement may be waived, modified or amended only with the written approval of (a) the Company and (b) Crestview. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.3 Termination.

(a) The provisions of this Agreement shall terminate upon the earliest to occur of:

(i)	an agreement in writing between (A) the Company and (B) Crestview to terminate this Agreement; or

(ii)	if Crestview and its Affiliates no longer own a number of Shares representing at least five percent (5%) of the issued and outstanding Shares, other than by reason of a Transfer in violation of this Agreement.

(b) Termination of any provisions of this Agreement shall not relieve any party from any Liability for the breach of any obligations set forth in this Agreement prior to such termination. Notwithstanding anything contained herein to the contrary, the provisions of Section 5.2 through 5.19 shall survive any termination of any provisions of this Agreement.

Section 5.4 Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 5.5 Binding Effect; Assignment. Neither this Agreement nor any right, remedy or Liability arising hereunder or by reason hereof shall be assignable by any party pursuant to any Transfer of Shares or otherwise, except assignments in connection with Transfers in accordance with Article IV. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective heirs, successors and assigns.

Section 5.6 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and thereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 5.7 Rights of Crestview Independent. The rights available to Crestview under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by Crestview from time to time and no such exercise shall exhaust the rights.

Section 5.8 Confidentiality. Crestview recognizes and acknowledges that it may have and may in the future receive certain confidential and proprietary information of the Company or any of its Subsidiaries, including confidential information of the Company or any of its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or any of its Subsidiaries, “know-how,” financial information, trade secrets, recipes and formulas, lease or construction terms, consultant contracts, pricing policies, operational methods, marketing or franchising plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, training materials, designs and design projects and other business affairs relating to the Company or its Subsidiaries (the “Confidential Information”). Crestview agrees that, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, it will not disclose to any Person for any reason or purpose whatsoever, any Confidential Information, except (i) in connection with the business and affairs of the Company and its Subsidiaries, (ii) as required in the course of performing his or her duties for the Company or its Subsidiaries, (iii) as may be necessary and proper in the course of performing Crestview’s obligations, or enforcing Crestview’s rights, under this Agreement and the agreements expressly contemplated hereby; (iv) as part of Crestview’s normal reporting, rating or review procedure (including normal credit rating or pricing process), or in connection with Crestview’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities, or to Crestview’s (or any of its Affiliates’) Affiliates, auditors, attorneys or other agents, provided, that no disclosure of material non-public Confidential Information shall be made pursuant to this clause (iv) to a recipient that is not a Governmental Entity unless such recipient enters into an agreement not to disclose such Confidential Information or is otherwise required by Law to keep such Confidential Information confidential; (v) to any bona fide prospective purchaser of the equity or assets of Crestview or its Affiliates or the Shares held by Crestview, or prospective merger partner of Crestview or its Affiliates, provided that such purchaser or merger partner acknowledges and agrees to be bound by the provisions of this Section 5.8; or (vi) as is required or requested to be disclosed by order of a Governmental Entity, or by subpoena, summons or legal process, or by Law, provided that, to the extent practical and permitted by Law, if Crestview is required to make such disclosure, it shall provide to the Board prompt notice of such disclosure. For purposes of this Section 5.8, “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company or any of its Subsidiaries, or any of their representatives, employees, agents or other service providers, and in each case who is not known by such Person to be bound by a confidentiality obligation, (y) is disclosed in a prospectus or other documents for dissemination to the public or (z) becomes generally available to the public other than as a result of a disclosure by Crestview, directly or indirectly through an Affiliate or otherwise, in violation of this Agreement.

Section 5.9 Governing Law. This Agreement, the legal relations between the parties and any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of Law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 5.10 Jurisdiction and Venue; Waiver of Jury Trial. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 5.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto waives, and covenants that such party will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or Proceeding arising out of this Agreement or the subject matter hereof or in any way connected with the dealings of any stockholder in connection with any of the above, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise. Each of the parties hereto acknowledges that it has been informed by the other party hereto that this Section 5.10 constitutes a material inducement upon which it is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any party hereto may file an original counterpart or a copy of this Section 5.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

Section 5.11 Specific Enforcement. The parties hereto acknowledge that the remedies at Law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 5.12 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 5.13 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 5.14 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company:

NEP Group, Inc.

2 Beta Drive

Pittsburgh, PA 15238

Attention: Dean Naccarato

Fax: (412) 820-6067

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77004

Attention: Alan Beck

Fax: (713) 615-5620

If to Crestview:

c/o Crestview Partners

667 Madison Avenue, 10th Floor

New York, New York 10065

Attention: Jeffrey Marcus, Brian Cassidy

Fax: (212) 906-0793

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Kenneth M. Schneider and Neil Goldman

Fax: (212) 757-3990

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 5.14 and an appropriate answerback is received or, if transmitted after 4 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 5.15 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 5.16 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 5.17 Expenses. The Company will reimburse Crestview for all reasonable out-of-pocket fees and expenses incurred by it in connection with the IPO and in connection with each Crestview Designee’s participation in the meetings of the Board or committees thereof, including reasonable travel, lodging and meal expenses.

Section 5.18 Indemnification.

(a) The Company will indemnify, exonerate and hold Crestview and each of its partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the partners, stockholders, members, directors, officers fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, claims, Liabilities, losses, damages and costs and other out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, or claim arising directly or indirectly out of Crestview’s or its other Indemnified Party’s actual, alleged or deemed control or ability to influence the Company or any of its Subsidiaries or the actual or alleged act or omission of any Crestview Director nominee(s), including for any alleged act or omission arising out of or in connection with the IPO (other than any such Indemnified Liabilities that arise out of any breach of this Agreement by such Indemnified party or other related Persons); provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. To the extent not prohibited by applicable law, the Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Party in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Party to repay all amounts advanced if it should be ultimately determined that the Indemnified Party is not entitled to be indemnified under this Section 5.18(a) or otherwise. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instruction to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under Law or regulation or under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries and shall extend to such Indemnified Party’s successors and assigns. Each of the Indemnified Parties shall be a third party beneficiary of the rights conferred to such Indemnified Party in this Section 5.18(a).

(b) The Company hereby acknowledges that some of its Directors (the “Specified Directors”) may have certain rights to indemnification, advancement of expenses and insurance provided by other entities and/or organizations (collectively, the “Fund Indemnitors”). The Company hereby agrees and acknowledges (i) that it is the indemnitor of first resort with respect to the Specified Directors (i.e., its obligations to the Specified Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Specified Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Specified Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by this Agreement or the certificate of incorporation or by-laws of the Company (or any other agreement between the Company and the Specified Directors), without regard to any rights the Specified Directors may have against the Fund Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees and acknowledges that no advancement or payment by the Fund Indemnitors on behalf of the Specified Directors with respect to any claim for which the Specified Directors have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Directors against the Company.

(c) The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms. Each of the Indemnified Parties shall be a third party beneficiary of the rights conferred to such Indemnified Party in this Section 5.18(c).

Section 5.19 No Third Party Beneficiaries. Except as expressly provided in Section 5.18, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

COMPANY:

NEP GROUP, INC.

By:
Name:
Title:

CRESTVIEW NEP, L.P.

By:	Crestview NEP GP, LLC,
its General Partner

By:

Name:
Title:

Number of Shares:

EXHIBIT A

AMENDED & RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY

(see attached)

EXHIBIT B

AMENDED & RESTATED BY-LAWS OF THE COMPANY

(see attached)

EXHIBIT C

FORM OF JOINDER TO STOCKHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement, dated as of [●], 2015 (the “Stockholders Agreement”), by and between NEP Group, Inc., a Delaware corporation (the “Company”), and Crestview NEP, L.P. (“Crestview”), as the same may be amended, supplemented and/or restated from time to time. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders Agreement as of the date hereof and shall have those rights of Crestview that are stated in the Stockholders Agreement as being applicable to such Joining Party. The Joining Party hereby (i) ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement, and (ii) assumes all of the Transferor’s future rights and Liabilities arising under or relating to the Stockholders Agreement.

This Joinder Agreement is for the benefit of the parties to the Stockholders Agreement. The Joining Party hereby agrees, upon executing this Joinder Agreement, to deliver a copy of the executed Joinder Agreement to the Company in accordance with Section 5.14 thereof.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for notices: